Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Olink Holding AB (publ) of our report dated March 17, 2022 relating to the financial statements of Olink Holding AB (publ) and our report dated December 11, 2020 relating to the financial statements of Olink Proteomics Holding AB, which appear in Olink Holding AB (publ)’s Annual Report on Form 20-F for the year ended December 31, 2021.  We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Öhrlings PricewaterhouseCoopers AB

Stockholm, Sweden

January 18, 2023